EXHIBIT 99.1



HON INDUSTRIES           P.O. Box 1109  Muscatine, Iowa 52761-7109

News Release

FOR INFORMATION CONTACT: David C. Stuebe, Vice President and
                           Chief Financial Officer   319/264-7400



HON INDUSTRIES TO ACQUIRE BEVIS CUSTOM FURNITURE, INC.

     Muscatine, IA (October 7, 1997) -- HON INDUSTRIES Inc. (NASDAQ: HONI) today announced that it has signed a purchase agreement to acquire substantially all of the assets and operations of BEVIS Custom Furniture, Inc., a wholly owned subsidiary of Hunt Manufacturing Co. BEVIS is a manufacturer of affordably priced office furniture, with 1996 sales of $62 million.

     BEVIS has its operations in Florence, Alabama. Its primary product lines include conference tables, folding tables, computer support furniture, and economical office seating. BEVIS has significant distribution through office products wholesalers, office superstores, and independent office products dealerships.

     BEVIS will operate as part of The HON Company, HON
INDUSTRIES' value-priced office furniture operating company.
Terms of the transaction were not disclosed.

     According to Jack Michaels, Chairman, President and CEO of HON INDUSTRIES, "The acquisition of BEVIS further strengthens our presence in the value segment of the office furniture industry. BEVIS manufactures many products that are in high demand, and which complement our current product offering. BEVIS is a well-established brand and enhances our already-strong presence within our primary channels of distribution. This acquisition will simplify operations for our distribution partners, allowing them to purchase an even wider variety of products from a single source."

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     "BEVIS has enjoyed strong financial results through
cost-effective operations," added Michaels. "With the added benefit of our expertise in rapid continuous improvement, we look forward to solid growth in sales and earnings. This acquisition is not dilutive to our earnings, and is consistent with our expressed intention to increase market share through strategic acquisition."

     The transaction is expected to close in early November, contingent upon regulatory clearance. HON INDUSTRIES plans to finance the acquisition with cash and an existing bank facility.

     HON INDUSTRIES Inc. is the nation's largest producer of value-priced office furniture, and the fourth largest manufacturer and marketer of office furniture in the U.S. It is also the nation's largest manufacturer and marketer of fireplaces under its HEATILATOR and HEAT-N-GLO brand names.

For further information on HON INDUSTRIES free of charge via FAX, dial 1-800-PRO-INFO and enter the ticker symbol HONI.
     You may visit The HON Company on the world wide web at
                   http://www.honcompany.com
                     and HON INDUSTRIES at
                      http://www.honi.com
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Statements in this news release that are not strictly historical, including statements as to plans, objectives and future performance are "forward looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among other things, issues associated with the acquisition and integration of recently acquired operations as well as the risks, uncertainties and other factors described from time to time in the Company's filings with the Securities and Exchange Commission.


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